Exhibit 5.2

November 19, 2014

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017

Re:	Cardinal Health, Inc. $450,000,000 2.400% Notes due 2019 $400,000,000 3.500% Notes due 2024 $350,000,000 4.500% Notes due 2044
Ladies and Gentlemen:
We have acted as counsel to Cardinal Health, Inc., an Ohio corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the prospectus supplement, dated November 7, 2014 (the “Prospectus Supplement”), filed with the Commission on November 10, 2014 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) , and the offering by the Company pursuant thereto of the $450,000,000 principal amount of the Company’s 2.400% Notes due 2019, $400,000,000 principal amount of the Company’s 3.500% Notes due 2024 and $350,000,000 principal amount of the Company’s 4.500% Notes due 2044 (collectively, the “Notes”).
The Notes have been issued pursuant to the Indenture dated as of June 2, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Notes, the automatically effective registration statement on Form S-3 (Registration No. 333-190741) filed by the Company with the Commission under the Securities Act on August 21, 2013 (such registration statement, including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430B under the Securities Act and the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”), the prospectus included in the Registration Statement, the Prospectus Supplement, the Officers’ Certificate dated November 19, 2014, delivered by the Company to the Trustee pursuant to Sections 2.4 and 10.5 of the Indenture and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as

Cardinal Health, Inc.
November 19, 2014

copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:
1.The Notes, when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
2.The Indenture constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.
The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:
A.    We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
B.    The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
C.    We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws; (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (iii) any purported fraudulent transfer “savings” clause; or (iv) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

Cardinal Health, Inc.
November 19, 2014

We consent to the filing of this opinion in connection with the Prospectus Supplement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP

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